Exhibit 10.20

EXECUTION COPY

JPMORGAN CHASE BANK, N.A.

J.P. MORGAN SECURITIES LLC

383 Madison Avenue

New York, NY 10179

CONFIDENTIAL

January 11, 2012

Raymond James Financial, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Attention:     Jeffrey P. Julien, Executive Vice President - Finance

                      and Chief Financial Officer

Project Alpha

US$900,000,000 Bridge Loan Facility

Commitment Letter

Ladies and Gentlemen:

Raymond James Financial, Inc., a Florida corporation (the “Company” or “you”), has advised JPMorgan Chase Bank, N.A. (“JPMCB”) and J.P. Morgan Securities LLC (“JPMorgan” and, together with JPMCB, “we” or “us”) that it intends to acquire (the “Acquisition”) all the issued and outstanding equity interests of each of the companies previously identified to us as “Alpha” and “Alpha Holding” (collectively, the “Acquired Companies”) and to consummate the other Transactions (such term and each other capitalized term used but not defined herein having the meaning assigned to it in the Summary of Terms and Conditions attached as Exhibit A hereto (the “Term Sheet”)). In that connection, the Company has requested that JPMorgan agree to structure and arrange a senior unsecured bridge loan facility in the principal amount of US$900,000,000 (as such amount may be reduced as provided under “Optional Commitment Reductions” and “Mandatory Commitment Reduction and Prepayment” sections of the Term Sheet) (the “Facility”) to finance, in part, the Acquisition and the Transaction Costs and that JPMCB commit to provide the entire amount of the Facility.

JPMCB is pleased to advise you of its commitment to provide the entire principal amount of the Facility, upon the terms and subject to the conditions set forth or referred to in this Commitment Letter and the Term Sheet.

It is agreed that JPMorgan will act as the sole lead arranger and sole bookrunner, and that JPMCB will act as the exclusive administrative agent, for the Facility, and each of them will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by it in such roles. It is agreed that (a) no additional agents, co-agents, arrangers, co-arrangers, bookrunners, managers or co-managers will be appointed, and no other titles will be awarded, by you in connection with the Facility and (b) no compensation (other than compensation expressly contemplated by the Term Sheet or the Fee Letter referred to below) will be paid in connection with the Facility, in each case unless you and we shall so agree.

JPMCB reserves the right, prior to or after the execution of definitive documentation (the “Credit Documentation”) for the Facility (but not before the public announcement by you of the Acquisition), to syndicate all or a portion of its commitment hereunder to one or more financial institutions (which shall be identified by JPMorgan in consultation with you) that will become parties to the Credit Documentation pursuant to a syndication to be managed by JPMorgan (the financial institutions becoming parties to the Credit Documentation being collectively referred to as the “Lenders”). It is currently anticipated that the Facility will be syndicated to a group of commercial banks identified by JPMorgan in consultation with you. You agree actively to assist JPMorgan in completing an orderly and successful syndication of the Facility reasonably satisfactory to us. In that regard, you agree promptly to prepare and provide to JPMorgan such information with respect to the Company and its subsidiaries, and to use commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Companies promptly to prepare and provide to JPMorgan such information with respect to the Acquired Companies and their respective subsidiaries, in each case including financial information, as JPMorgan may reasonably request in connection with the arrangement and syndication of the Facility. Your assistance shall also include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending and investment banking relationships and the existing lending and investment banking relationships of the Acquired Companies, (b) direct contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders and rating agencies identified by JPMorgan, on the other hand (and your using commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to arrange such contact between appropriate senior management of the Acquired Companies and the proposed Lenders and such rating agencies), (c) your assistance, and your using commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Companies to assist, in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication of the Facility (collectively, “Information Materials”), in each case in form and substance customary for transactions of this type and otherwise reasonably satisfactory to JPMorgan, including, without limitation, estimates, forecasts, projections and other forward-looking financial information regarding the future consolidated performance of the Company and its subsidiaries (including the Acquired Companies and their respective subsidiaries) (collectively, the “Projections”), and (d) the hosting, with JPMorgan, of one or more meetings or conference calls with prospective Lenders at times to be mutually agreed. In addition, to facilitate an orderly and successful syndication of the Facility, you agree that, until the earlier of the completion of a successful syndication of the Facility (as described in the Fee Letter) and 90 days following the Funding Date, you and your subsidiaries will not, and you will use commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Companies and their respective subsidiaries not to, issue, sell, offer, place or arrange, or engage in any discussions with respect to any of the foregoing, any debt securities or commercial bank or other credit facilities of the Company, the Acquired Companies or their respective subsidiaries, other than (i) the Facility, (ii) the Permanent Financing, (iii) indebtedness of the Acquired Companies and their respective subsidiaries permitted to be incurred pursuant to the terms of the Acquisition Agreement (as in effect on the date hereof, without giving effect to any consents granted thereunder), (iv) indebtedness of the Company incurred in the ordinary course of business consistent with past practice under the Existing Company Debt Facilities and (v) Permitted Subsidiary Financings, without the prior written consent of the Lead Arrangers. You agree to afford JPMorgan a period of at least 60 consecutive days from the launch of the General Syndication (it being acknowledged and agreed that JPMorgan intends to launch the General Syndication promptly upon completion of the Information Materials) and immediately prior to the

Closing Date to syndicate the Facility. Without limiting your obligations to assist with the syndication efforts as set forth herein, JPMCB agrees that the completion of a successful syndication is not a condition to the initial funding under the Facility.

You agree, at the request of JPMorgan, to assist, and to use commercially reasonable efforts (consistent with the terms of the Acquisition Agreement) to cause the Acquired Companies to assist, in the preparation of an additional version of the Information Materials to be used by prospective Lenders’ public-side employees and representatives who do not wish to receive material non-public information (within the meaning of the United States Federal securities laws) with respect to the Company, the Acquired Companies, their respective subsidiaries and any securities of any of the foregoing (“MNPI”) and who may be engaged in investment and other market related activities with respect to the Company, the Acquired Companies, their respective subsidiaries or any securities of any of the foregoing. It is understood that, in connection with your assistance described above, at the request of JPMorgan you will provide, and will cause all other applicable persons to provide, authorization letters to JPMorgan authorizing the distribution of the Information Materials to prospective Lenders and, in the case of any distribution of any Information Materials, to “public-siders”, containing a representation that such Information Materials do not contain MNPI. You agree that the following documents may be distributed to both “private-siders” and “public-siders” unless you advise JPMorgan in writing within a reasonable time prior to their intended distribution that such materials should only be distributed to “private-siders”: (i) the Term Sheet, (ii) administrative materials prepared by JPMorgan for prospective Lenders (such as lender meeting invitations, lender allocations and funding and closing memoranda) and (iii) notifications of changes in the terms of the Facility. If you advise us that any of the foregoing should be distributed only to “private-siders”, then “public-siders” will not receive such materials without further discussions with you. You hereby authorize us to distribute drafts of the Credit Documentation to “private-siders” and “public-siders”.

You hereby represent and covenant that (a) all written information and all formally presented information (such as information presented as part of any due diligence call or official lender meeting), other than the Projections and information of a general economic or industry nature, that has been or will be made available to JPMorgan or JPMCB or to any of the Lenders by or on behalf of you (the “Information”) is or, when furnished, will be, in each case when taken as a whole and in light of the circumstances when furnished, correct in all material respects at the time furnished and does not or will not at the time furnished contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to JPMorgan or JPMCB or to any of the Lenders by or on behalf of you in connection with the transactions contemplated hereby have been or, when made available, will be prepared in good faith based upon accounting principles consistent in all material respects with U.S. GAAP and Regulation S-X under the Securities Act of 1933 (except as otherwise expressly disclosed in the Projections) and upon assumptions believed by you to be reasonable at the time made and at the time the Projections are so made available (it being understood that projections by their nature are inherently uncertain and no assurances are being given that the results reflected in the Projections will be achieved); provided that, with respect to any Information or Projections prepared by or relating to the Acquired Companies or their respective subsidiaries, the foregoing representations are made only to your knowledge. You agree that if at any time until the Closing Date the representations in the immediately preceding sentence would not be true in any material respect if the Information and Projections were being furnished (and, in the case of

Projections, the applicable assumptions were being made), and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations or warranties would be true in all material respects under those circumstances, and as additional quarterly information in respect of the Company, the Acquired Companies and their respective subsidiaries becomes available, you will promptly update the Information and Projections therefor. You understand that in connection with the syndication of the Facility we will use and rely on the Information without independent verification thereof.

JPMorgan will, in consultation with you, manage all aspects of the syndication of the Facility, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders, the allocation of any title or role to any Lender and the amount and distribution of fees among the Lenders. It is agreed that JPMCB and, upon it becoming a party hereto, each Additional Initial Lender (as defined below) may assign portions of its commitment hereunder to one or more financial institutions that will assume such portion of its commitment, and that upon the effectiveness of any such assignment and assumption JPMCB and each Additional Initial Lender will be released from the portion of its commitment so assigned and assumed (such assignments to be allocated, as among JPMCB and the Additional Initial Lenders, in the manner determined by JPMorgan). It is further agreed that such assignments may be made as part of the general syndication of the Facility (the “General Syndication”, and any financial institution to which an assignment is made as part of the General Syndication being referred to as a “General Syndication Lender”) or as part of the solicitation of commitments to the Facility prior to the launch of the General Syndication (the “Initial Syndication”, and any financial institution to which such an assignment is made as part of the Initial Syndication being referred to as an “Additional Initial Lender”). In connection with any assignments to Additional Initial Lenders as part of the Initial Syndication, you agree, at the request of JPMorgan, to enter into appropriate documentation (including, if requested by JPMorgan, an amendment and restatement of this Commitment Letter, or one or more joinder agreements, pursuant to which such Additional Initial Lenders will become parties to this Commitment Letter and extend commitments in respect of the Facility directly to you) containing such provisions as shall be determined by JPMorgan relating to the allocation of titles and roles, rights and responsibilities in connection with the syndication of the Facility, the allocation of any reductions in the amount of the Facility and, to the extent determined by JPMorgan, rights of the Additional Initial Lenders to participate in determinations to be made by JPMorgan under this Commitment Letter and the Fee Letter (but which will not, except as agreed by you, add any new conditions to the availability of the Facility or change the terms of the Facility or increase the aggregate compensation payable by you in connection therewith as set forth in this Commitment Letter and in the Fee Letter). You also agree that, in connection with the General Syndication, you will, at the request of JPMorgan and upon delivery by JPMorgan to you of a draft credit agreement for the Facility prepared by our counsel, negotiate the definitive version of such credit agreement and the other definitive documentation for the Facility (in each case based upon, and substantially consistent with, this Commitment Letter, the Term Sheet and the Fee Letter) promptly and in good faith and execute and deliver the definitive credit agreement for the Facility and other definitive documentation for the Facility (and such related documents as shall be required in connection with the execution thereof) at the earliest reasonably practicable date following delivery to you of such draft credit agreement. You acknowledge and agree that the amount of the Facility will be reduced as provided under “Optional Commitment Reductions” and “Mandatory Commitment Reduction and Prepayment” sections of the Term Sheet upon the occurrence of any of the events described therein at any time after the date hereof, and that any such reduction will be allocated among the commitments of JPMCB and the Additional Initial Lenders in respect of the Facility in the manner determined by JPMorgan.

As consideration for JPMCB’s commitment hereunder and our agreements to perform the services described herein, you agree to pay to us the fees as set forth in the fee letter dated the date hereof and delivered herewith (the “Fee Letter”).

The commitment of JPMCB and the agreements of JPMCB and JPMorgan hereunder are subject to (a) except as disclosed in Schedule 4.14 to the Disclosure Schedule of the Seller dated the date hereof and heretofore delivered to us or in any reports publicly filed with the Securities and Exchange Commission by the Seller or any of its Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof) pursuant to the Securities Exchange Act of 1934 on or after January 1, 2009 but prior to the date hereof, since November 30, 2011, the Acquired Companies and the Transferred Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof), taken as a whole, shall not have suffered any adverse change to their respective businesses, assets, operations or financial position, except such changes which would not, and would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, (b) the negotiation, execution and delivery of definitive documentation for the Facility consistent with this Commitment Letter, the Term Sheet and the Fee Letter, prepared by our counsel and reasonably satisfactory to us and you, (c) your performance of your obligations set forth in this Commitment Letter and in the Fee Letter and (d) the other conditions set forth or referred to herein and in the Term Sheet (including Annex II thereto).

For purposes of the foregoing, “Company Material Adverse Effect” means, as of any particular date, any circumstance, change or effect that, individually or when considered in aggregate with any other circumstance or change, (a) is materially adverse to the operations, condition (financial or otherwise), assets or results of operation of the business of the Acquired Companies and the Transferred Subsidiaries (as defined in the Acquisition Agreement as in effect on the date hereof), taken as a whole, or (b) materially and adversely impairs the ability of the Seller or any Seller’s Affiliate (as defined in the Acquisition Agreement as in effect on the date hereof) to perform its obligations under the Acquisition Agreement or any Ancillary Agreement (as defined in the Acquisition Agreement as in effect on the date hereof) or to consummate the transactions contemplated by the Acquisition Agreement or any Ancillary Agreement (as so defined); provided, however, that a “Company Material Adverse Effect” shall not include any such circumstance, change or effect resulting from (i) any circumstance, event, change, effect or occurrence generally affecting the industries in which the Acquired Companies and the Transferred Subsidiaries (as so defined) operate; (ii) general economic, business or securities market conditions in the United States; (iii) changes in Laws (as defined in the Acquisition Agreement as in effect on the date hereof), regulations or accounting principles applicable to the business currently conducted by the Acquired Companies and the Transferred Subsidiaries (as so defined); (iv) hurricanes, tornadoes, earthquakes, floods or other natural disasters or acts of terrorism or war (whether or not declared); (v) the loss of any employees, brokers, financial advisors, consultants, customers or customer assets following the announcement of the Acquisition Agreement or the transactions contemplated thereby; (vi) any actions expressly required to be taken by the Seller or any of its Affiliates (as so defined) under the Acquisition Agreement or the Ancillary Agreements (as so defined); or (vii) any Legacy Proceedings or Legacy Arbitrations (each such term as defined in the Acquisition Agreement as in effect on the date hereof); except that with respect to clauses (i), (ii) and (iii), any such circumstance or change shall not specifically relate to, or have a disproportionate effect (relative to other similarly situated industry participants) on, any Acquired Company or Transferred Subsidiary (as so defined).

Notwithstanding anything in this Commitment Letter, the Term Sheet or the Fee Letter to the contrary (but subject to the satisfaction of the conditions set forth or referred to herein), (a) the only representations relating to the Company, the Acquired Companies and their respective subsidiaries the making of which shall be a condition to availability of the Facility on the Funding Date shall be (i) the representations made by the Seller in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that you (or any of your subsidiaries) have the right under the Acquisition Agreement not to consummate the Acquisition as a result of such representations in the Acquisition Agreement being inaccurate, and (ii) the Specified Representations (as defined below) and (b) the terms of the Credit Documentation shall be negotiated by the parties hereto in good faith not to be in a form such that the Facility is not available on the Funding Date even if the conditions set forth or referred to herein are satisfied. For purposes hereof, “Specified Representations” means the representations and warranties set forth in the Credit Documentation with respect to organization and power, authorization, due execution and delivery and enforceability, governmental approvals, no conflicts, Investment Company Act status and margin regulations. The provisions of this paragraph are referred to as the “Certain Funds Provisions”.

You agree (a) to indemnify and hold harmless JPMCB, JPMorgan and each of their affiliates, and each of the respective officers, directors, employees, members, partners, trustees, advisors, agents and controlling persons of the foregoing (each, an “indemnified person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Documentation, the Facility and the actual or proposed use of the proceeds thereof and any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto (and regardless of whether such matter is initiated by you or by any other person), and to reimburse each indemnified person upon demand for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified person; and (b) to reimburse JPMCB, JPMorgan and each of their affiliates upon demand for all reasonable out-of-pocket expenses (including reasonable due diligence and travel expenses, if any, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the Credit Documentation) or the amendment, modification or waiver of any thereof, whether or not the Transactions are consummated or the Facility is made available or the Credit Documentation is executed. No indemnified person shall be liable for any damages arising from the use of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Term Sheet, the Fee Letter, the Credit Documentation, the Facility or its activities related thereto.

This Commitment Letter and the Fee Letter (and your rights and obligations hereunder and thereunder) shall not be assignable by you without the prior written consent of

JPMCB and JPMorgan (and any attempted assignment without such consent shall be null and void), are intended to be solely for the benefit of the parties hereto and thereto and the indemnified persons, are not intended to confer any benefits upon, create any rights in favor of or be enforceable by or at the request of any person other than the parties hereto and thereto and the indemnified persons and may not be relied upon by any person or entity other than you and us. JPMCB and each Additional Initial Lender may assign portions of its commitment to the Additional Initial Lenders pursuant to the Initial Syndication and to the General Syndication Lenders pursuant to the General Syndication (in each case as and to the extent contemplated in this Commitment Letter), and upon any such assignment JPMCB or such Additional Initial Lender, as the case may be, shall be released from the portion of its commitment so assigned. In addition, the commitments hereunder of JPMCB and the Additional Initial Lenders shall be superseded by the commitments in respect of the Facility set forth in the definitive credit agreement for the Facility, and upon the execution and delivery of the definitive credit agreement for the Facility by the parties thereto JPMCB and each Additional Initial Lender shall be released from its commitment hereunder. Any and all obligations of, and services to be provided by, JPMCB or JPMorgan hereunder (including, without limitation, the commitment of JPMCB) may be performed, and any and all rights of any of JPMCB and JPMorgan hereunder may be exercised, by or through any of its affiliates; provided that neither JPMCB nor JPMorgan shall be relieved of any of its obligations hereunder in the event any such affiliate shall fail to perform such obligation in accordance with the terms hereof.

This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, JPMCB and JPMorgan. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission or other electronic means shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties hereto with respect thereto.

THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state or Federal court sitting in the City and County of New York over any suit, action or proceeding directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby, and the Company hereby irrevocably and unconditionally agrees that all claims directly or indirectly arising out of, relating to, based upon or as a result of this Commitment Letter, the Term Sheet, the Fee Letter or the transactions contemplated hereby or thereby brought by it or any of its affiliates shall be brought, and shall be heard and determined, exclusively in one of such courts. Each party hereto agrees that service of any process, summons, notice or document by registered mail addressed to it at the address set forth above shall be effective service of process for any suit, action or proceeding brought in any such court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon judgment. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY

IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, RELATING TO OR BASED UPON OR AS A RESULT OF THIS COMMITMENT LETTER, THE TERM SHEET, THE FEE LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY.

This Commitment Letter is delivered to you on the understanding that none of this Commitment Letter, the Term Sheet, the Fee Letter or any of their terms or substance shall be disclosed, directly or indirectly, by you to any other person, except that (a) this Commitment Letter, the Term Sheet, the Fee Letter and their terms and substance may be disclosed to your directors, officers, employees, agents, auditors, attorneys and other advisors and representatives who are directly involved in the consideration of this matter and informed of the confidential nature thereof, (b) this Commitment Letter, the Term Sheet and their terms and substance (but not the Fee Letter or its terms or substance) may be disclosed to the Seller, the Acquired Companies and their respective directors, officers, employees, agents, auditors, attorneys and other advisors and representations who are directly involved in the consideration of the Acquisition and informed of the confidential nature thereof, (c) this Commitment Letter, the Term Sheet and their terms and substance (but not the Fee Letter or its terms or substance) may be disclosed (i) to Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) on a confidential basis, (ii) in any prospectus, offering memorandum or confidential information memorandum relating to any Permanent Financing and (iii) in one or more filings with the Securities and Exchange Commission or other regulatory organization, and (d) this Commitment Letter, the Term Sheet, the Fee Letter and their terms and substance otherwise may be disclosed as may be compelled in a judicial or administrative proceeding or as otherwise required by law or requested by regulatory authorities with jurisdiction over you (in which case you agree to inform us promptly thereof), with the Company hereby acknowledging that no disclosure of the Fee Letter is required to be made in its filings with the Securities and Exchange Commission.

You agree that each of JPMCB and JPMorgan will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter, or the communications pursuant hereto or otherwise, will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between JPMCB or JPMorgan, on the one hand, and you, the Acquired Companies or your or their respective subsidiaries, affiliates or equityholders, on the other, irrespective of whether either JPMCB or JPMorgan has advised or is advising you on other matters. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions among us and you, (b) in connection therewith and with the process leading to such transactions, each of us is acting solely as a principal and not as an agent or fiduciary of you, the Acquired Companies, your or their respective subsidiaries and affiliates or any other person, and none of us has assumed (and we will not be deemed on the basis of our communications or activities hereunder to have assumed) an advisory or fiduciary responsibility or any other obligation in favor of you, the Acquired Companies, your or their respective subsidiaries or affiliates or any other person (irrespective of whether any of us or any of our affiliates are concurrently providing other services to you), and (c) you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto and have consulted your own legal and financial advisors to the extent you have deemed appropriate. You hereby waive, to the fullest extent permitted by law, any claims you may have against each of JPMCB and JPMorgan for breach of fiduciary duty or alleged breach of fiduciary duty and agree that neither JPMCB nor JPMorgan shall have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of you, including your stockholders, employees and creditors.

You acknowledge that JPMCB, JPMorgan and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Acquired Companies may have conflicting interests. Neither JPMCB nor JPMorgan will use confidential information obtained from you in connection with the transactions contemplated hereby in connection with the performance by it of services for other companies, or will furnish any such information to other companies. You also acknowledge that neither JPMCB nor JPMorgan has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies.

You further acknowledge that JPMCB and JPMorgan, together with their affiliates, are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, JPMCB, JPMorgan and their affiliates may provide investment banking and other financial services to, and/or acquire, hold or sell, for their own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, you and your subsidiaries and other companies with which you or your subsidiaries may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any of us, any of our affiliates or any of our or their customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

The provisions contained herein and in the Fee Letter relating to compensation, expense reimbursement, indemnification, governing law, submission to jurisdiction, waiver of jury trial and confidentiality shall remain in full force and effect notwithstanding the termination of this Commitment Letter or the commitment hereunder, and whether or not the Credit Documentation shall be executed.

Each of JPMCB and JPMorgan hereby notifies you that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as reauthorized and amended from time to time, the “Patriot Act”), it and the Lenders are required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow JPMCB, JPMorgan and the Lenders to identify you in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective as to each of JPMCB, JPMorgan and the Lenders.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:59 p.m., New York City time, on January 11, 2012, failing which JPMCB’s commitment and the agreements of JPMCB and JPMorgan hereunder will expire at such time. JPMCB’s commitment hereunder, and JPMCB’s and JPMorgan’s agreements to perform the services described herein, will automatically terminate (without further action or notice and without further obligation to you) upon the first to occur of (a) 5:00 p.m., New York City time, on September 1, 2012, unless on or prior to such date a definitive credit agreement for the Facility, satisfactory in form and substance to us, shall have been entered into and become effective pursuant to the terms thereof, (b) the consummation of the

Acquisition and (c) the abandonment of the Acquisition or termination of the Acquisition Agreement.

[Signature pages follow.]

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,
JPMORGAN CHASE BANK, N.A.,

by	/s/ Michael Christ
Name: Michael Christ
Title: Managing Director

J.P. MORGAN SECURITIES LLC,

by	/s/ R. Daniel Rouse
Name: R. Daniel Rouse
Title: Executive Director

Accepted and agreed to as of the date set forth above by:
RAYMOND JAMES FINANCIAL, INC.,

by	/s/ Jeffrey P. Julien
	Name:	Jeffrey P. Julien
	Title:	Executive Vice President - Finance and Chief Financial Officer

[Signature Page to Commitment Letter]

EXHIBIT A

CONFIDENTIAL

Project Alpha

US$900,000,000 Bridge Loan Facility

Summary of Terms and Conditions

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the commitment letter to which this Exhibit A is attached (the “Commitment Letter”).

Borrower:	Raymond James Financial, Inc., a Florida corporation (the “Company”).

Facility:	US$900,000,000 senior unsecured bridge loan facility (the “Facility”).

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities LLC (in such capacity, the “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMCB” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of lenders, including JPMCB, identified by the Arranger in consultation with the Company (the “Lenders”).

Transactions:

The Company intends to acquire (the “Acquisition”) all the issued and outstanding equity interests in each of the companies previously identified to the Arranger as “Alpha” and “Alpha Holding” (collectively, the “Acquired Companies”), pursuant to a stock purchase agreement to be entered into between the Company and Regions Financial Corporation, a Delaware corporation (the “Seller”) (the “Acquisition Agreement”). In connection with the foregoing, the Company will (a) borrow under the Facility or, in lieu thereof, obtain the Permanent Financing (as defined below) and (b) pay the fees and expenses incurred in connection with the foregoing (the “Transaction Costs”). It is anticipated that all or a portion of the Facility will be replaced or refinanced by (i) the issuance of senior unsecured notes and/or convertible notes of the Company in a public offering or in a Rule 144A or other private placement (the “New Notes”) and (ii) the issuance of equity or equity-linked securities of the Company in a public offering or in a Rule 144A or other private placement (the “New Equity” and, together with the New Notes, the “Permanent Financing”). The transactions described in this paragraph are collectively referred to as the “Transactions”.

Availability:

From and after the date of the execution and delivery of the definitive documentation for the Facility by the parties thereto and the closing of the Facility (the “Closing Date”), the Facility will be available in a single drawing in U.S. dollars on the date on which the Acquisition is consummated (the “Funding Date”), but in no event later than September 1, 2012. Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Use of Proceeds:	The proceeds of the Facility will be used by the Company on the Funding Date, together with cash on hand, to finance the Acquisition and other Transaction Costs.

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Maturity:

The Facility will mature on the day that is the earlier of (a) 364 days after the Funding Date and (b) July 11, 2013 and, prior to the final maturity thereof, will not be subject to any scheduled amortization.

Interest Rates and Fees:	As set forth on Annex I hereto.

Optional Commitment Reductions:	The commitments under the Facility may, upon at least three business days’ prior notice, be reduced or terminated by the Company without penalty in minimum amounts and multiples to be mutually agreed.

Voluntary Prepayments:

Voluntary prepayments of loans under the Facility may be made at any time on three business days’ notice in the case of Eurodollar loans, or one business day’s notice in the case of ABR loans, without premium or penalty, in minimum principal amounts and multiples to be mutually agreed; provided that voluntary prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Mandatory Commitment Reduction and Prepayment:

Commitments will be reduced, and loans will be required to be prepaid, under the Facility in an aggregate amount equal to:

(a) 100% of the net cash proceeds received by the Company or any of its subsidiaries from any Debt Incurrence (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date;

(b) 100% of the net cash proceeds received by the Company from any Equity Issuance (as defined below) after the date of the Commitment Letter, whether before or after the Closing Date; and

(c) 100% of the net cash proceeds received by the Company or any of its subsidiaries from any sale or other disposition or monetization of assets (including proceeds from the issuance or sale of equity interests in any subsidiary of the Company and insurance and condemnation proceeds) consummated after the date of the Commitment Letter, whether before or after the Closing Date, other than dispositions in the ordinary course of business (including in connection with Permitted Subsidiary Financings (as defined below)).

“Debt Incurrence” means any incurrence by the Company or any of its subsidiaries of debt for borrowed money, whether pursuant to a public offering or in a Rule 144A or other private placement of debt securities (including debt securities convertible into equity securities) or any incurrence of loans under any loan or credit facility, other than (a) intercompany debt, (b) debt of the Company incurred in the ordinary course of business consistent with past practice under the Company’s existing debt arrangements described on Annex III to this Exhibit A (collectively, the “Existing Company Debt Facilities”), (c) debt of regulated subsidiaries of the Company incurred in the ordinary course of business consistent with past practice, including pursuant to repurchase agreements, liquidity facilities, securities lending facilities and other similar liquidity arrangements entered into by such subsidiaries in the ordinary course of business (collectively, “Permitted

3

Subsidiary Financings”), (d) refinancings of existing indebtedness and (e) working capital facilities entered into by foreign subsidiaries of the Company.

“Equity Issuance” means any issuance of equity or equity-linked securities by the Company, whether pursuant to a public offering or in a Rule 144A or other private placement, other than securities issued pursuant to employee stock plans or employee compensation plans or pursuant to retention arrangements in connection with the Acquisition.

Mandatory prepayments of loans under the Facility will be without premium or penalty; provided that prepayments of Eurodollar loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

Representations and Warranties:

Representations and warranties (to be applicable to the Company and its subsidiaries (or, for representations and warranties to be agreed, Material Subsidiaries (as defined below)) and made on the Closing Date and the Funding Date) will include the following: organization and powers; authorization, due execution and delivery; enforceability; compliance with laws and contracts; noncontravention with organizational documents, law or contractual restrictions; governmental approvals; annual, quarterly and pro forma financial statements; quarterly FOCUS and other regulatory financial reports; absence of events or conditions that have resulted or could reasonably be expected to result in a material adverse change; taxes; absence of litigation relating to the Facility and other material litigation; contingent obligations; subsidiaries; ERISA matters; absence of defaults; Federal Reserve margin regulations; Investment Company Act status; ownership of properties; material agreements; insurance; and disclosure.

“Material Subsidiary” means each of (a) Raymond James & Associates, Inc. (“RJA”), Raymond James Financial Services, Inc., Raymond James Financial Services Advisors, Inc., Raymond James Ltd., Raymond James Bank, FSB, Eagle Asset Management, Inc., RJ Securities, Inc. and, following consummation of the Acquisition, Morgan Keegan & Company, Inc. (“MK”) and (b) such other subsidiaries of the Company as the Company may designate; provided that, as of the end of or for the most recent period of four consecutive fiscal quarters of the Company for which financial statements have been delivered pursuant to the credit agreement for the Facility (or, prior to the first delivery of any such financial statements, as of the end of or for the period of four consecutive fiscal quarters of the Company most recently ended prior to the date of the credit agreement), the combined consolidated total assets, combined consolidated revenues or combined consolidated net assets of all subsidiaries that do not constitute Material Subsidiaries shall not exceed 10.0% of the consolidated total assets of the Company, 10.0% of the consolidated revenues of the Company or 10.0% of the consolidated net assets of the Company. The consolidated total assets, consolidated revenues and consolidated net assets of the Company shall be determined on a pro forma basis to give effect to the Transactions and will exclude the assets, revenues and net assets of any variable interest entity in which the Company and its subsidiaries own less than

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10% of the outstanding equity interests.

Conditions Precedent to Funding:

The borrowing under the Facility will be subject to:

(a)     the receipt of a borrowing notice therefor,

(b)     all representations and warranties shall be true and correct in all material respects on and as of the date of such borrowing (except that any representations and warranties which expressly relate to a given date or period shall be required to be true and correct in all material respects as of the respective date or for the respective period, as the case may be), before and after giving effect to such borrowing and to the application of the proceeds therefrom, as though made on and as of such date (subject to the Certain Funds Provisions),

(c)     no event of default under the Facility, or event which with the giving of notice or lapse of time or both would be an event of default under the Facility, shall have occurred and be continuing, or would result from such borrowing (subject to, in the case of any defaults or events of default relating to the accuracy of representations and warranties, the Certain Funds Provisions), and

(d)     the other conditions set forth or referred to in the ninth paragraph of the Commitment Letter or in Annex II to this Exhibit A.

Affirmative Covenants:

Affirmative covenants (to be applicable to the Company and its subsidiaries (or, for affirmative covenants to be agreed, Material Subsidiaries) from and after the Closing Date) will include the following: delivery of annual and quarterly financial statements, quarterly FOCUS and other regulatory financial reports and other information; maintenance of accounting system; delivery of compliance certificates; delivery of notices of defaults or events of default; delivery of notice of certain ERISA events; delivery of notices of commencement or material developments in certain investigations, proceedings or litigation; delivery of communications regarding certain indemnification rights; use of proceeds; conduct of business; taxes; insurance; compliance with laws; maintenance of properties; maintenance of books and records and inspection rights; ownership of certain subsidiaries; compliance with regulatory capital requirements and maintenance of status as “well capitalized”; and compliance with obligations under indemnification agreements.

Negative Covenants:

Negative covenants (to be applicable to the Company and its subsidiaries (or, for negative covenants to be agreed, Material Subsidiaries) from and after the Closing Date) will include the following: limitations on indebtedness; limitations on liens; limitation on mergers, consolidations or transfers of assets substantially as an entirety; limitations on sales of a substantial portion of assets; limitations on investments and acquisitions; limitations on contingent obligations; limitations on transactions with affiliates; limitations on changes in corporate structure or fiscal year; limitations on inconsistent

5

agreements; and limitations on restricted payments.

Financial Covenants:

Financial covenants (to be applicable to the Company and its subsidiaries (except as set forth below) from and after the Closing Date (with financial definitions and covenant levels to be agreed by the Borrower and the Arranger)) will include the following:

(a) maintenance of minimum Tangible Net Worth of not less than the sum of (i) $2,000,000,000, plus (ii) 50% of cumulative Net Income (if positive) since September 30, 2011, plus (iii) 80% of the gross proceeds of equity issuances consummated after September 30, 2011;

(b) maintenance of a minimum liquidity ratio for each of the Company and its subsidiaries (other than (x) any regulated banking subsidiary and (y) any other subsidiary the aggregate Indebtedness (other than intercompany Indebtedness) of which is less than $5,000,000, provided that the aggregate Indebtedness of all subsidiaries excluded pursuant to this clause (y) shall be less than $50,000,000) of (i) such entity’s unencumbered marketable securities (after taking into account prudent and customary financing deductions) plus its unencumbered cash (other than (A) any such securities or cash representing proceeds of “segregated” customer funds and (B) any such securities constituting part of retirement compensation arrangements) to (ii) such entity’s short-term unsecured consolidated Indebtedness (other than (A) loans outstanding under the Facility, (B) short-term unsecured Indebtedness incurred for the purpose of meeting Rule 15c3-3 reserve requirements and (C) intercompany Indebtedness) of not less than 1.10 to 1.00;

(c) maintenance of a maximum ratio of Consolidated Total Debt (excluding liabilities of regulated banking and broker-dealer subsidiaries that do not contribute to the regulatory capital thereof) to Consolidated EBITDA (excluding EBITDA of regulated banking subsidiaries and without add back for interest expense of subsidiaries) of not more than 3.50:1.00 (it being understood and agreed that Consolidated EBITDA of the Acquired Companies and their consolidated subsidiaries shall be included in Consolidated EBITDA of the Company on a pro forma basis (and calculated in a manner consistent with the calculation of the Company’s Consolidated EBITDA)); and

(d) maintenance by RJA and, following the consummation of the Acquisition, MK of a minimum ratio of Net Capital to Aggregate Debit Items of not less than 10%. All other active domestic and international broker-dealer subsidiaries will remain in compliance with their regulatory capital requirements.

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Events of Default:

Events of Default (to be applicable to the Company and its subsidiaries) will include the following: nonpayment of principal; nonpayment of interest, fees or other amounts (subject to a five day grace period); inaccuracy of representations and warranties in any material respect; noncompliance with covenants (subject to a 30 day grace period for certain affirmative covenants); cross-payment default and cross-default permitting acceleration in respect of other indebtedness; bankruptcy and insolvency events; condemnation events; judgments; change of control; certain Securities Investor Protection Corporation events; certain broker-dealer license events; certain banking charter or license events; and certain ERISA events.

Cost and Yield Protection:

The credit agreement for the Facility will contain customary cost and yield protection provisions, including (a) protection against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding taxes, and (b) indemnification for “breakage costs” incurred in connection with the prepayment of any Eurodollar loan on a day other than the last day of an interest period with respect thereto. The Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be changes in law regardless of the date enacted, adopted or issued.

Defaulting Lenders:	The credit agreement for the Facility will contain customary “defaulting lender” provisions.

Voting Rights:

Amendments and waivers will require the approval of Lenders holding a majority of the aggregate amount of the loans and unused commitments under the Facility; provided that the consent of all affected Lenders will be required with respect to customary matters, including (a) reductions in the unpaid principal amount or extensions of the scheduled final maturity date for the payment of principal of any loan, (b) reductions in interest rates or fees or extensions of the dates for payment thereof and (c) increases in the amounts or extensions of the expiry date of the Lenders’ commitments, and the consent of 100% of the Lenders will be required with respect to (i) modifications of the pro rata provisions of the credit agreement and (ii) modifications to any of the voting percentages.

Assignments and Participations:

The Company may not assign its rights or obligations under the Facility without the prior written consent of the Lenders. Lenders will be permitted to assign and sell participations in loans and commitments. Assignments will be by novation and will be subject to the prior consent (not to be unreasonably withheld) of (a) the Administrative Agent and (b) the Company, except that no consent of the Company will be required (i) in the case of assignments to another Lender or an affiliate of a Lender or to approved funds, (ii) during the continuance of an event of default or (iii) after the Funding Date. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount will be US$1,000,000 unless otherwise agreed by the Company and the Administrative Agent. Each

7

assignment will be subject to the payment of a service fee of US$3,500 to the Administrative Agent by the parties to such assignment. Participations will be without restriction and participants will have the customary benefits with regard to yield protection and increased costs as is customary. Voting rights of participants will be limited to customary matters.

Expenses and Indemnification:

The Company will pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger and their affiliates associated with (i) the arrangement and syndication of the Facility and (ii) the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, charges and disbursements of counsel) and (b) all out of-pocket expenses of the Administrative Agent and the Lenders (including the fees, charges and disbursements of counsel) in connection with the enforcement of the Credit Documentation.

The Company will indemnify the Administrative Agent, the Arranger, the other Lenders and their affiliates, and each of the respective officers, directors, employees, advisors, agents and controlling persons of the foregoing, and hold them harmless from and against all costs, expenses (including reasonable fees, disbursements and other charges of counsel) and liabilities arising in connection with the Facility and the transactions contemplated hereby (including the Acquisition), except to the extent such costs, expenses and liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such indemnitee.

Governing Law and Jurisdiction:

New York. The parties to the Credit Documentation shall submit to New York jurisdiction, and the Company shall agree that any claim arising out of the Credit Documentation or the transactions contemplated thereby brought by it or its affiliates shall be brought exclusively in New York.

Counsel to Arranger and Administrative Agent:	Cravath, Swaine & Moore LLP.

ANNEX I TO

EXHIBIT A

Commitment Fees:

Commitment Fees will accrue and be payable to the Lenders in an amount equal to 0.25% per annum on the aggregate unused commitments under the Facility, commencing on the date on which definitive credit agreement for the Facility is executed and delivered and payable in arrears at the end of each calendar quarter and upon any termination of the commitments. Commitment fees will be calculated on the basis of a 360-day year and actual days elapsed.

Duration Fees:

The Company will pay to each Lender on each of the dates set forth below a Duration Fee equal to the applicable percentage set forth below of the aggregate principal amount of such Lender’s loans under the Facility outstanding on such date:

	Date	Duration Fee Percentage

	90 days after the Funding Date	0.50%

	180 days after the Funding Date	0.75%

	270 days after the Funding Date	1.25%

Interest Rates:

Interest will be payable on loans under the Facility at the following rates per annum:

(a)     in the case of Eurodollar loans, Adjusted LIBOR plus spreads depending upon the ratings of the Company’s senior, unsecured non-credit-enhanced, long-term debt by Moody’s and S&P (the “Ratings”), as set forth in the table appearing at the end of this Annex I, and

(b)     in the case of ABR loans, the ABR plus spreads depending upon the Ratings, as set forth in the table appearing at the end of this Annex I.

As used herein:

“Adjusted LIBOR” will be defined in a manner customary for credit facilities of this type agented by JPMCB.

“ABR” means the highest of (a) JPMCB’s Prime Rate, (b) the Federal Funds Effective Rate plus  1/2 of 1% and (c) the Adjusted LIBOR for a one month interest period on any day plus 1%.

Eurodollar Interest Periods:	At the Company’s option, 1, 2 or 3 months. Interest on Eurodollar loans will be payable on the last day of each Interest Period and upon

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repayment or prepayment.

Interest Rate Basis:

Interest on Eurodollar loans will be payable in arrears on the basis of a 360-day year (calculated on the basis of the actual number of days elapsed). Interest on ABR loans will be payable quarterly in arrears on the basis of a 365/366-day year when ABR is based on JPMCB’s Prime Rate and otherwise on a 360-day year (in each case calculated on the basis of the actual number of days elapsed).

Default Rate:

With respect to overdue principal, the applicable interest rate plus 2.00% per annum and, with respect to any other overdue amount, the interest rate applicable to ABR loans under the Facility plus 2.00% per annum.

Interest Spread Table: 1/

	Ratings (Moody’s/S&P)	Eurodollar Spread (basis points per annum)	ABR Spread (basis points per annum)

Level 1	Baa1/BBB+ or higher	250.0	150.0

Level 2	Baa2/BBB	300.0	200.0

Level 3	Baa3/BBB-	350.0	250.0

Level 4	Lower than Baa3/BBB- or unrated	400.0	300.0

1 In the event of split Ratings, the Eurodollar Spreads and ABR Spreads will be based upon the higher Rating, unless the Ratings differ by two or more Levels, in which case the Eurodollar Spreads and ABR Spreads will be based upon the Level one level below that corresponding to the higher Rating.

Each of the interest rate spreads set forth in the table will increase by 25 basis points on the 90th day after the Funding Date, by an additional 25 basis points on the 180th day after the Funding Date and by an additional 25 basis points on the 270th day after the Funding Date.

ANNEX II TO

EXHIBIT A

Project Alpha

US$900,000,000 Bridge Loan Facility

Summary of Additional Conditions Precedent2

The borrowing under the Facility shall be subject to the following additional conditions precedent:

1.

The Arranger and the Administrative Agent shall have received a copy of the definitive Acquisition Agreement (together with all the exhibits, schedules and other documents relating thereto) certified by the Company as complete and correct. The Acquisition shall have been consummated, or substantially concurrently with the funding under the Facility shall be consummated, pursuant to and on the terms set forth in the Acquisition Agreement and all conditions precedent to the consummation of the Acquisition shall have been satisfied, in each case without giving effect to amendments, waivers or consents that are adverse in any material respect to the Lenders and that have not been approved by the Arranger and the Administrative Agent.

2.

The Lenders shall have received (a) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of each of the Company and the Acquired Companies for the three most recently completed fiscal years (except that balance sheets for the Acquired Companies shall only be required for the two most recently completed fiscal years) ended at least 90 days prior to the Funding Date and (b) U.S. GAAP (subject to the absence of footnotes) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of each of the Company, the Acquired Companies and each of their respective regulated banking and broker-dealer subsidiaries for each subsequent fiscal quarter ended at least 45 days before the Funding Date (and comparable periods for the prior fiscal year); provided that filing of the required financial statements on Form 10-K and Form 10-Q by the Company will satisfy the foregoing requirements for the Company; and provided further that for purposes of clause (b), with respect to the unaudited consolidated financial statements of the Acquired Companies required therein for any period ending on or prior to September 30, 2011, only the nine month year-to-date unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of each of the Acquired Companies as of and for the period ending September 30, 2011 shall be required.

3.

The Lenders shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its subsidiaries as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to paragraph 2 above, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) on a pro forma basis in accordance with the presentation contained in the Confidential Information Memorandum for the Facility, together with such other adjustments as the Company may make and as are reasonably

2 Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Commitment Letter to which this Annex II is attached, including the other exhibits thereto.

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satisfactory to the Arranger and the Administrative Agent. The Arranger and the Administrative Agent shall have received evidence satisfactory to it that the Company is in pro forma compliance as of the Funding Date with the financial covenants under the definitive credit agreement for the Facility.

4.

There shall not be any statute, rule, regulation, executive order, ruling, judgment, order, injunction or decree of any Governmental Authority (as defined in the Acquisition Agreement as in effect on the date hereof) in effect (which, as applicable, is final and non-appealable) that permanently prohibits or prevents the consummation of the transactions contemplated by the Acquisition Agreement. All Required Governmental Approvals (as defined in the Acquisition Agreement as in effect on the date hereof) shall have been obtained and remain in effect, and any applicable waiting periods relating thereto shall have expired or been terminated.

5.

All necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the execution, delivery and performance of the Credit Documentation and the borrowing by the Company of the loans thereunder shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which, in the judgment of the Arranger or the Administrative Agent, restrains, prevents, or imposes materially adverse conditions upon, the execution, delivery or performance of the Credit Documentation or the borrowing by the Company of the loans thereunder. Additionally, there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon the execution, delivery or performance of the Credit Documentation or the borrowing by the Company of the loans thereunder.

6.

No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Facility or any documentation executed in connection therewith, or that has had, or could reasonably be expected to have, a material adverse effect on (a) the business, property, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under the Credit Documentation or (c) the rights of or benefits available to the Administrative Agent and the Lenders under the Credit Documentation.

7.

The Lenders shall have received (a) legal opinions reasonably satisfactory to the Administrative Agent from counsel (including, without limitation, New York and Florida counsel) covering matters reasonably acceptable to the Administrative Agent (including, without limitation, governmental approvals with respect to the Facility), (b) a solvency certificate, in form and substance reasonably satisfactory to the Administrative Agent, from the chief financial officer of the Company, and (c) other customary and reasonably satisfactory closing and corporate documents, resolutions, certificates (including a certificate as to the occurrence or non-occurrence of any event referred to under “Mandatory Commitment Reduction and Prepayment” in the Term Sheet and any amendments, waivers or consents under the Acquisition Agreement), instruments, and deliverables.

8.

Prior to the launch of the General Syndication of the Facility, the Company (on a pro forma basis after giving effect to the Transactions) shall have been assigned a minimum public corporate family rating of no less than Baa3 by Moody’s and a minimum public corporate credit rating of no less than BBB- by S&P, in each case with stable or better outlook, and all such ratings shall have continued through the Funding Date.

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9.

All costs, fees, and all reasonable and documented expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby for which invoices have been presented, payable to the Arranger, the Administrative Agent and the Lenders shall have been paid.

10.	One or more investment banks reasonably satisfactory to the Arranger shall have been engaged to publicly sell or privately place the New Notes and the New Equity.

11.

The Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

ANNEX III TO

EXHIBIT A

Project Alpha

US$900,000,000 Bridge Loan Facility

Existing Company Debt Facilities

1.	Master Promissory Note of the Company dated September 27, 2011, in favor of The Bank of New York Mellon.

2.	Uncommitted Line of Credit Agreement dated as of September 27, 2011, between the Company and Fifth Third Bank.